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Prospectus Supplement #2                       Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated May 29, 2001)                   Registration No. 333-58038


                       AFFILIATED COMPUTER SERVICES, INC.

                                  $316,990,000

         3.50% Convertible Subordinated Notes due February 15, 2006 and
      3,649,094 Shares of Class A Common Stock, $0.01 Par Value Per Share,
                      Issuable Upon Conversion of the Notes

                                   ----------


         This prospectus supplement relates to the resale by the holders of Affiliated Computer Services, Inc. 3.50% Convertible Subordinated Notes Due February 15, 2006 and 3,649,094 shares of Class A Common Stock, $0.01 par value per share, issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 29, 2001 relating to such notes and shares, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by (1) adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and (2) superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are specified below:


                                                                              NUMBER OF SHARES OF CLASS A COMMON STOCK
                                                                              ----------------------------------------
                                                               PRINCIPAL
                                                               AMOUNT OF
                                                                 NOTES
                                                              BENEFICIALLY
                                                               OWNED AND      BENEFICIALLY     OFFERED      OWNED AFTER
       NAME OF SELLING SECURITYHOLDER                       OFFERED HEREBY      OWNED(1)        HEREBY     THE OFFERING
       -------------------------------                       ------------     ------------     -------     ------------
NOT PREVIOUSLY LISTED
Bancroft Convertible Fund, Inc........................       $  1,000,000         11,511         11,511         -0-
Bankers Life Insurance Company of New York............             55,000            633            633         -0-
Convertible Securities Fund...........................            200,000          2,302          2,302         -0-
Ellsworth Convertible Growth and Income Fund, Inc.....          1,000,000         11,511         11,511         -0-
Motion Pictures Industry..............................            616,000          7,091          7,091         -0-
Nations Convertible Securities Fund...................          4,800,000         55,256         55,256         -0-
Nicholas Applegate Global Holdings Co. LP.............             35,000            402            402         -0-
Stichting PVF Trust Nederland.........................          3,750,000         43,168         43,168         -0-
Wake Forest Convertible Arbitrage.....................            425,000          4,892          4,892         -0-
UBS Warburg LLC.......................................          2,763,000         31,806         31,806         -0-

PREVIOUSLY LISTED
BBT Fund, L.P.........................................         13,000,000        149,652        149,652         -0-
Credit Suisse First Boston Corporation................          9,895,000        113,908        113,908         -0-
Goldman Sachs and Company.............................          7,500,000         86,337         86,337         -0-
Transamerica Life Insurance and Annuity Co............          7,000,000         80,581         80,581         -0-





(1) These shares of Class A Common Stock are issuable upon conversion of the notes.

                                   ----------

           The date of this prospectus supplement is October 12, 2001